Filed Pursuant to Rule 433
Registration No. 333-167637
November 3, 2011
THE TORONTO-DOMINION BANK
US$1,250,000,000 FLOATING RATE SENIOR MEDIUM-TERM NOTES, SERIES A, DUE 2013
FINAL TERM SHEET
DATED NOVEMBER 3, 2011
This final term sheet supplements the information set forth under the caption “Terms of the Notes” in the Preliminary Pricing Supplement dated November 3, 2011, the caption “Description of the Notes We May Offer” in the Prospectus Supplement dated June 22, 2011 and the caption “Description of the Debt Securities” in the Short Form Base Shelf Prospectus dated July 7, 2010.

Issuer:	The Toronto-Dominion Bank

Issue:	Floating Rate Senior Medium-Term Notes, Series A, due 2013

Expected Ratings[1]:	Moody’s Investors Service: Aaa / Standard & Poor’s: AA-

Principal Amount:	US$1,250,000,000

Issue Price:	100.00%

Trade Date:	November 3, 2011

Settlement Date (T+3):	November 8, 2011 (DTC)

Maturity Date:	November 1, 2013

Minimum Denomination:	US$2,000 and multiples of US$1,000

Base Rate:	USD LIBOR

Index Maturity:	Three months

Spread:	+45 basis points

Commissions:	0.20%

Interest Payment Dates:	Quarterly, on February 1, May 1, August 1 and November 1 of each year, beginning February 1, 2012, short first coupon.

[1]	A credit rating is not a recommendation to buy, sell or hold securities, and it may be subject to revision or withdrawal at any time by the assigning rating organization.

Interest Determination Date:	The second London business day preceding the
applicable Interest Reset Date.

Record Dates for Interest	The fifteenth calendar day prior to the applicable
Payments:	Interest Payment Date.

Day Count Fraction:	Actual/360

Optional Redemption by Holders of Notes:	None

Optional Redemption by the Issuer for	In certain circumstances where the Issuer has or will become
Tax Reasons:	obligated to pay additional amounts (as described in the
pricing supplement), the Issuer may, at its option, redeem the
Notes in whole, but not in part, at any time before maturity, after giving not less than 15 nor more than 45 calendar days’
notice to the trustee under the indenture and to the holders of the Notes, at a redemption price equal to 100% of their principal amount together with accrued interest, if any, to, but
excluding, the redemption date.

Listing:	None

Agent:	TD Securities (USA) LLC

CUSIP / ISIN:	89114Q AF5 / US89114QAF54
The Issuer has filed a registration statement (including a prospectus supplement and a short form base shelf prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Agent will arrange to send you the pricing supplement, when available, the prospectus supplement, and the short form base shelf prospectus if you request them by contacting TD Securities (USA) LLC at 1-800-263-5292.